Incorporated in the State of Maryland



No.

Shares

REXIT INC.

Common Stock

This Certifies That ______________________ is the owner of ______________________ Shares of the Capital Stock of

ReXit Inc.

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this __________ day of __________ A.D. __________

President

Secretary

SHARES $ 0.0001 EACH